                                              Filed pursuant to Rule 424(b)(3)
                                              Reg No. 333-72335 and 333-72335-01
Prospectus Supplement
(To Prospectus dated June 7, 1999)

NTL COMMUNICATIONS CORP.
7% CONVERTIBLE SUBORDINATED NOTES DUE 2008
NTL INCORPORATED SHARES OF COMMON STOCK

     This prospectus supplement supplements and amends the prospectus dated June 7, 1999 relating to the 7% Convertible Subordinated Notes Due 2008 of NTL Communications Corp. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the convertible notes.

     The table on pages 75 through 80 of the prospectus sets forth information with respect to the selling security holders and the respective amounts of convertible notes beneficially owned by each selling security holder that may be offered pursuant to the prospectus (as supplemented and amended). This prospectus supplement amends that table by (1) replacing the principal amounts for Southport Management Partners, L.P., Southport Partners International, Ltd., Donaldson, Lufkin & Jenrette Securities Corp. and Jackson Investment Fund Ltd. with the corresponding items set forth below (2) replacing the corresponding names in the prospectus with the names in items 5 and 6 of this supplement and
(3) adding the remaining items set forth below to that table.

                                                PRINCIPAL AMOUNT OF
                                                 CONVERTIBLE NOTES    PERCENT OF TOTAL      COMMON STOCK        COMMON STOCK
                                                BENEFICIALLY OWNED       OUTSTANDING       OWNED PRIOR TO     TO BE REGISTERED
SELLING SECURITY HOLDERS                            AND OFFERED       CONVERTIBLE NOTES   ORIGINAL OFFERING   BY THE PROSPECTUS
------------------------                        -------------------   -----------------   -----------------   -----------------
 1.   Southport Management Partners, LP........     $ 1,080,000                  *                  None               17,632
 2.   Southport Partners International,
      Ltd. ....................................       2,130,000                  *                  None               34,775
 3.   Donaldson, Lufkin & Jenrette Securities
      Corp. ...................................      22,545,000               3.76                  None              368,081
 4.   Jackson Investment Fund Ltd. ............         625,000                  *                  None               10,204
 5.   Bancroft Convertible Fund, Inc. .........       1,750,000                  *                  None               28,571
 6.   Ellsworth Convertible Growth and Income
      Fund, Inc. ..............................       1,250,000                  *                  None               20,408
 7.   D.E. Shaw & Co. .........................       1,000,000                  *                  None               16,326
 8.   Global Bermuda Limited Partnership.......       1,500,000                  *                22,250               24,489
 9.   Lakeshore International, Ltd. ...........       3,000,000                  *                44,450               48,979
10.   Salomon Smith Barney Inc. ...............       1,100,000                  *                  None               17,959
11.   Putnam Convertible Income Growth Trust...       5,520,000                  *                  None               90,122
12.   Putnam Convertible Opportunities and
      Income Trust.............................          46,000                  *                  None                  751
13.   Museum of Fine Arts, Boston..............          16,000                  *                  None                  261
14.   Pro Mutual...............................          59,000                  *                  None                  963
15.   University of Rochester..................          15,000                  *                  None                  244
16.   New Hampshire Retirement System..........          94,000                  *                  None                1,534
      Total....................................     $41,730,000

The prospectus, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the common stock issuable upon conversion of the convertible notes. All references in the prospectus to "this prospectus" are amended to read "this prospectus (as supplemented and amended)."

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

            The date of this prospectus supplement is July 7, 1999.